Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 3 to the Schedule 13D originally filed on March 29, 2010 (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of Unilens Vision Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  June 3, 2010

BAKER STREET CAPITAL L.P.

By:	Baker Street Capital Management, LLC General Partner

By:	/s/ Vadim Perelman
Name:	Vadim Perelman
Title:	Managing Member

BAKER STREET CAPITAL MANAGEMENT, LLC

By:	/s/ Vadim Perelman
Name:	Vadim Perelman
Title:	Managing Member

/s/ Vadim Perelman
VADIM PERELMAN